Exhibit 10.20

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between FIRST MIDWEST BANCORP, INC. (“Company”) and MARK G. SANDER (“Executive”), effective as of January 18, 2019 (“Effective Date”).
W I T N E S S E T H:
WHEREAS, the Company is desirous of continuing Executive’s employment in a new position as President and Chief Operating Officer of the Company and the existing position as President and Chief Operating Officer of its wholly owned subsidiary, FIRST MIDWEST BANK (the “Bank”), on the terms and conditions and for the consideration hereinafter set forth, and Executive is desirous of continuing such employment on such terms and conditions and for such consideration;
WHEREAS, references herein to Executive’s employment by the Company, the Bank or another subsidiary, and references herein to payments of any nature to be made to Executive shall mean that either the Company will make such payments or it will cause the Bank or another applicable subsidiary (reference to “Employer” hereinafter shall mean the Company, the Bank or another subsidiary by which Executive is employed) to make such payments to Executive:
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:
1.Employment, Positions and Term.
(a)Employment and Position. The Employer shall continue to employ the Executive as the President and Chief Operating Officer of the Company, and as the President and Chief Operating Officer of the Bank, and the Executive shall so serve, for the term set forth in Paragraph 1(b). Executive shall continue to be a member of the Board of Directors of the Company and the Board of Directors of the Bank.
(b)Term. The term of the Executive’s employment under this Agreement shall commence on the Effective Date and end on the second anniversary of the Effective Date, subject to the extension of such term as hereinafter provided and subject to earlier termination as provided in Paragraph 7 (the “period of employment”). The term of this Agreement shall be extended automatically for two (2) additional years as of the second anniversary of the Effective Date and each second anniversary date thereof unless, no later than ninety (90) days prior to any such renewal date (i) the Company or Employer gives written notice to the Executive, as by either the Board of Directors of the Company, or a duly authorized committee thereof (the “Board”), or (ii) the Executive gives written notice to the Employer, in accordance with Paragraph 14, that the term of this Agreement shall not be so extended. Anything in this Agreement to the contrary, if at any time during the Executive’s period of employment under this Agreement there is a Change in Control (as defined in Paragraph 7), the term of this Agreement shall automatically extend to a date which is three (3) years from the date of the Change in Control (and shall be further extended pursuant to the foregoing provisions of this Paragraph 1(b), unless written notice to the contrary is given in accordance with this Paragraph 1(b)).

2.Duties and Responsibilities.
(a)The duties and responsibilities of Executive are and shall continue to be of an executive nature as shall be required by the Employer in the conduct of its business. Executive’s powers and authority may be prescribed by the by-laws of the Employer and those customarily performed by the President and Chief Operating Officer, including, but not limited to, those of the President of a public company. Executive recognizes that during the period of employment hereunder, Executive owes an undivided duty of loyalty to the Employer, and agrees to devote his entire business time and attention to the performance of said duties and responsibilities. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Employer and the goodwill pertaining thereto, the Executive shall perform the duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Employer and the industry from time to time, including the Employer’s Corporate Code of Ethics and Standards of Conduct and, if applicable, Code of Ethics for Senior Financial Officers. Executive will not perform any duties for any other business without the prior written consent of the Employer, and may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of his duties under this Agreement.
(b)Notwithstanding anything herein to the contrary, Executive’s employment may be terminated by the Employer, subject to the terms and conditions of this Agreement. Executive shall be deemed to have voluntarily resigned from the Board and from the Board of the Bank, without any further action required, upon termination of Executive’s employment with the Employer.
3.Base Salary. For services performed by the Executive for the Employer pursuant to this Agreement, the Employer shall pay the Executive a base salary at the rate of six hundred seventy-five thousand dollars ($675,000) per year (“Base Salary”) payable in substantially equal installments in accordance with the Employer’s regular payroll practices. Executive’s Base Salary shall be subject to review annually and the Employer may (but is not required to) increase the Base Salary as the Board or a committee thereof, in its discretion, may authorize or determine, which increased amount, if any, shall become the “Base Salary” hereunder. Notwithstanding the foregoing, prior to a Change in Control the Employer may reduce Executive’s Base Salary as part of an across-the-board reduction in base salaries for all Company executive officers (an “Across-the-Board Reduction”) or as part of a change in the mix of Executive’s Base Salary, Target Bonus and Target LTI (the aggregate of the Base Salary, Target Bonus and Target LTI, the Executive’s “Total Aggregate Direct Compensation”) as part of an across-the-board change in mix for all Company executive officers. For the avoidance of doubt, any percentage reduction in Executive’s Base Salary as part of an Across-the-Board Reduction shall never be greater than the percentage reduction applicable to other executive officers, for the same period as the reduction in other executive officers’ salaries and, in the event such reduction is later mitigated for other executive officers, Executive’s reduction shall then be mitigated to the same extent applicable to other executive officers.
4.Annual Bonuses. For each fiscal year during the term of employment, the Executive shall be eligible to receive a bonus pursuant to the First Midwest Bancorp, Inc. Short Term Incentive Compensation Plan or any successor or replacement plan (“STIC”), in accordance with the terms of such Plan, as adopted and administered by the Board for senior executives of the Employer, as such plan may be amended from time to time by the Board in its discretion. Executive’s annual target bonus amount shall be not less than 65% of Base Salary (“Target Bonus”), subject to review annually and the Employer may (but is not required to) increase the Target Bonus as the Board or a committee thereof, in its discretion, may authorize or determine, which increased amount, if any, shall become the “Target Bonus” hereunder. Notwithstanding the foregoing, prior to a Change in Control, Employer may decrease Executive’s Target Bonus as a result of (a) an Across-the-Board Reduction in the compensation of the Employer’s executive officers, or (b) as a change in mix of the Executive’s compensation, so long as such change in mix does not result in a reduction in the Executive’s Total Aggregate Direct Compensation. For the avoidance of doubt, any percentage reduction in Executive’s Target Bonus shall never be greater than the percentage reduction applicable to other executive officers, for the same period as the reduction in other executive officers’ target bonuses and, in the event such reduction is later mitigated for other executive officers, Executive’s reduction shall then be mitigated to the same extent applicable to other executive officers.
5.Long-Term and Equity Incentive Compensation. During the term of employment hereunder, the Executive shall be eligible to participate in the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan and in any other long-term and/or equity-based incentive compensation plan or program approved by the Board from time to time and receive performance shares, restricted stock or other awards as may be granted thereunder (“LTIC”). Executive’s aggregate annual target award opportunity shall be not less than 120% of Base Salary (“Target LTI”), subject to review annually and the Employer may (but is not required to) increase the Target LTI as the Board or a committee thereof, in its discretion, may authorize or determine, which increased amount, if any, shall become the “Target LTI” hereunder. Notwithstanding the foregoing, prior to a Change in Control, Employer may decrease Executive’s Target LTI as a result of (a) an Across-the-Board Reduction in the compensation of the Employer’s executive officers, or (b) as a change in mix of the Executive’s compensation, so long as such change in mix does not result in a reduction in the Executive’s Total Aggregate Direct Compensation. For the avoidance of doubt, any percentage reduction in Executive’s Target LTI shall never be greater than the percentage reduction applicable to other executive officers, for the same period as the reduction in such targets for other executive officers and, in the event such reduction is later mitigated for other executive officers, Executive’s reduction shall then be mitigated to the same extent applicable to other executive officers.
6.Other Benefits. In addition to the compensation described in Paragraphs 3, 4 and 5, above, the Executive shall also be entitled to the following:
(a)Participation in Benefit Plans. The Executive shall be entitled to participate in all of the various retirement, welfare, fringe benefit, perquisites and expense reimbursement plans, programs and arrangements of the Employer in which the Executive participated as of the Effective Date, as may be changed from time to time.
(b)Vacation. The Executive shall be entitled to such number of days of vacation with pay during each calendar year during the period of employment in accordance with the Employer’s applicable personnel policy as in effect from time to time.
(c)Post-Employment of Health Benefits. Following termination of employment for any reason other than by the Employer for Cause, Executive shall be entitled to maintain health benefits coverage for himself, his spouse and age-eligible dependents (and his spouse shall be entitled to maintain such coverage for herself and such eligible dependents in the event of Executive’s death) on the same basis as if Executive’s full-time employment continued until Executive and his spouse are eligible for Medicare coverage and Executive’s dependents are no longer age-eligible for coverage under the Company’s group health insurance policy, provided that Executive (or his spouse) pays the premium for such coverage on the same cost-sharing basis applicable to full-time active employees.
7.Termination. Unless earlier terminated in accordance with the following provisions of this Paragraph 7, the Employer shall continue to employ the Executive and the Executive shall remain employed by the Employer during the entire term of this Agreement as set forth in Paragraph 1(b). Paragraph 8 hereof sets forth certain obligations of the Employer in the event that the Executive’s employment hereunder is terminated. Certain capitalized terms used in this Paragraph 7 and in Paragraph 8 hereof are defined in Paragraph 7(d), below.
(a)Death or Disability. Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination (as defined below) payment obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive’s death or in the event that the Executive becomes disabled. The Executive will be deemed to be disabled upon the first to occur of (i) the end of a six (6)-consecutive month period, or the end of an aggregate period of nine (9) months out of any consecutive twelve (12) months, during which, by reason of physical or mental injury or disease, the Executive has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician acceptable to the Employer determines in writing that the Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Executive’s usual and customary duties under this Agreement for a period of at least six (6) consecutive months. If any question arises as to whether the Executive is disabled, upon reasonable request therefor by the Board, the Executive shall submit to reasonable examination by a physician for the purpose of determining the existence, nature and extent of any such disability. The Board shall promptly provide the Executive with written notice of the results of any such determination of disability and of any decision of the Board to terminate the Executive’s employment by reason thereof. In the event of disability, until the Date of Termination, the base salary payable to the Executive under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Employer.

(b)Discharge for Cause. In accordance with the procedures hereinafter set forth, the Employer may terminate the Executive’s employment hereunder for Cause. Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is terminated for Cause. Any termination of the Executive for Cause shall be communicated by a Notice of Termination to the Executive given in accordance with Paragraph 14 of this Agreement.
(c)Termination without Cause; Resignation with or without Good Reason. The Employer may terminate the Executive’s employment without Cause by giving written notice to the Executive in accordance with Paragraph 14 at least thirty (30) days prior to the Date of Termination. The Executive may resign from employment with or without Good Reason. To resign without Good Reason, Executive shall give written notice to the Employer in accordance with Paragraph 14, at least thirty (30) days prior to the Date of Termination. To resign with Good Reason, the Executive shall provide written notice of the occurrence of an event constituting Good Reason and Executive’s resignation in accordance with the procedures and time periods set forth in Paragraph 7(d)(v) below. Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination obligations of the Employer, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is terminated without Cause or resigns for any reason or no reason.
(d)Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
(i)“Accrued Obligations” shall mean, as of the Date of Termination, the sum of (A) Executive’s Base Salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid, (B) the amount of any other cash compensation earned by the Executive as of the Date of Termination to the extent not theretofore paid, (C) any vacation pay, expense reimbursements and other cash payments to which the Executive is entitled as of the Date of Termination to the extent not theretofore paid, (D) any grants and awards earned and vested under the terms of the STIC, LTIC or any incentive compensation plan or program, (E) the right to maintain post-employment health coverage under Paragraph 6(c), and (F) all other benefits which have accrued and are vested as of the Date of Termination. For the purpose of this Paragraph 7(d)(i), except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved in accordance with the applicable plan, program or policy.
(ii)“Cause” shall mean (A) the Executive’s willful and continued (for a period of not less than fifteen (15) days after written notice thereof) failure to perform substantially the duties of his employment (other than as a result of physical or mental incapacity, or while on vacation); or (B) the Executive’s willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of Executive’s duties and responsibilities under the Agreement; or (C) the Executive’s conviction of a crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety, but specifically excluding any conviction based entirely on vicarious liability (with “vicarious liability” meaning liability based on acts of the Employer for which the Executive is charged solely as a result of his position with the Employer and in which Executive was not directly involved and did not have prior knowledge of such actions or intended actions); or (D) the Executive’s willful violation of a material requirement of any code of ethics or standards of conduct of the Employer applicable to Executive or Executive’s fiduciary duty to the Employer; provided, however, that no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer; and provided further that no act or omission by the Executive shall constitute Cause hereunder unless the Employer has given detailed written notice thereof to the

Executive, and the Executive has failed to remedy such act or omission within fifteen (15) days of receipt of such written notice.
(iii)“Change in Control” shall mean:
(A)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 25% or more of the total voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”); provided, however, that the following shall not constitute a Change in Control: (A) such person becomes a beneficial owner of 25% of more of the Voting Stock as the result of an acquisition of such stock directly from the Company, or (B) such person becomes a beneficial owner of 25% or more of the Voting Stock as a result of the decrease in the number of outstanding shares caused by the repurchase of shares by the Company, or (C) such person becomes a beneficial owner of 25% or more of the Voting Stock without any plan or intention to seek or affect control of the Company, if such person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests, such shares of Voting Stock so that such person ceases to beneficially own 25% or more of the Voting Stock; provided, further, that in the event a person described in clause (A) or (B) shall thereafter increase (other than in circumstances described in clause (A) or (B)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall then be deemed to become a beneficial owner of 25% or more of the Voting Stock for purposes of this paragraph (a), provided such person continues to beneficially own 25% or more of the Voting Stock after such subsequent increase in beneficial ownership, or
(B)During any period of two consecutive years, individuals, who at the beginning of such period constitute the Board, and any new director, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof,
(C)The consummation of, a reorganization, merger or consolidation, the sale or other disposition of all or substantially all of the assets, or a similar transaction or series of transactions involving the Company (a “Business Combination”) in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership immediately prior to the Business Combination of the Voting Stock of the Company, and (2) at least a majority of the members of the board of directors of the Company or such corporation resulting from the Business Combination were members of the Board at the time of the execution of the initial agreement, or action of the Board, providing for such Business Combination; or
(D)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
The Board has final authority to construe and interpret the provisions of the foregoing paragraphs (A), (B), (C) and (D) and to determine the exact date on which a Change in Control has been deemed to have occurred thereunder.
(iv)“Date of Termination” shall mean (A) in the event of a discharge of the Executive for Cause, the date the Executive receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of the Executive without Cause or a resignation by the Executive, the date specified in the written notice to the Executive (in the case of discharge) or the Employer (in the case of resignation), which date shall be no less than thirty (30) days from the date of such written notice, (C) in the event of the Executive’s death, the date of the Executive’s death, and (D) in the event of termination of the Executive’s employment by reason of disability pursuant to Paragraph 7(a), the date the Executive (or Executive’s legal representative) receives written notice of such termination.
(v)“Good Reason” shall mean the occurrence of any event, other than in connection with a termination of Executive’s employment, which results in a material diminution of Executive’s status, duties, authority, responsibilities or compensation from those contemplated by this Agreement, including, without limitation, any of the following actions without the Executive’s written consent (which, for this purpose, will not include consent given in Executive’s capacity as a director, officer or employee of an Employer): (A) removal from or failure to elect the Executive to the positions set forth in Paragraph 1(a); or (B) a material diminution in the nature or scope of the Executive’s titles, duties, powers, authority or reporting relationships, from those contemplated in Paragraphs 1(a) and 2(a), such that such titles, duties, authority or reporting relationships are inconsistent with, and commonly (in the banking industry) considered to be of lesser authority, status or responsibility; or (C) a material reduction in the Executive’s Base Salary, Target Bonus, or Target LTI, other than as a result of (1) an Across-the-Board Reduction which occurs prior to a Change in Control, or (2) a change in mix of the Executive’s compensation which occurs prior to a Change in Control and that does not result in a material reduction in the Executive’s Total Aggregate Direct Compensation; or (D) any material failure by the Employer to comply with any of the provisions of this Agreement; or (E) the Employer gives notice to the Executive pursuant to Paragraph 1(b) that the term of this Agreement shall not be extended upon the expiration of the then-current term; or (F) the Employer requires the Executive to be based at an office or location which is more than 35 miles from the Executive’s office as of the Effective Date or any renewal date of this Agreement; or (G) if prior to the second anniversary of the Effective Date, Michael L. Scudder ceases to be the Chief Executive Officer of the Company or the Chief Executive Officer of the Bank and Executive is not promoted into such position(s); provided, however, that an event shall not constitute Good Reason unless the Executive gives Employer written notice of such event within ninety (90) days of the initial existence of an event and Employer fails to cure such circumstance within the thirty (30) day period following Employer’s receipt of such written notice, and Executive serves a Notice of Termination within ninety (90) days of the completion of the Employer’s cure period. In the event of a Change in Control, any good faith determination by the Executive that Good Reason exists shall be conclusive.
(vi)“Notice of Termination” shall mean a written notice which (A) indicates the specific termination provision in this Agreement relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (C) if the Date of Termination is to be other than the date of receipt of such notice or the date otherwise specified on this Agreement, specifies the termination date.
8.Obligations of the Employer Upon Termination. The following provisions describe the post-Date of Termination obligations of the Employer to the Executive under this Agreement upon the termination of Executive’s employment and the Agreement. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Employer or any of its subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Employer or any of its subsidiaries.
(a)Death, Disability, Discharge for Cause, or Resignation Without Good Reason. In the event the Executive’s employment and this Agreement terminate pursuant to Paragraph 7(a) by reason of the death or disability of the Executive, or pursuant to Paragraph 7(b) by reason of the termination of the Executive by the Employer for Cause, or pursuant to Paragraph 7(c) by reason of the resignation of the Executive other than for Good Reason, the Employer shall pay to the Executive, or his heirs or estate, in the event of the Executive’s death, all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive, including, where applicable, the forfeiture of such amounts upon a termination for Cause.
(b)Discharge Without Cause or Resignation with Good Reason. In the event the Executive’s employment and this Agreement terminate pursuant to Paragraph 7(c) by reason of the termination of the Executive by the Employer other than for Cause or disability, or by reason of the resignation of the Executive for Good Reason:
(i)The Employer shall pay all Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however,

that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan, policy or agreement as applicable to the Executive, except as may otherwise be provided in this Agreement;
(ii)The Employer shall pay to the Executive any STIC bonus earned but not yet paid from the year preceding the year during which termination occurs (“Prior Year Bonus”);
(iii)The Employer shall pay to the Executive a STIC bonus for the year during which termination occurs, calculated as the greater of: (1) the pro-rata portion of his then current annual target Bonus amount based on the number of days elapsed during the year through the Date of Termination, or (2) the pro-rata portion of the actual annual bonus amount earned based on the number of days elapsed during the year through the Date of Termination, in either event paid when the bonus otherwise would have been paid pursuant to the terms of the STIC plan;
(iv)The Employer shall cause the unvested portion of each outstanding LTIC award, granted prior to or after the Effective Date of this Agreement, which is held by the Executive on the Date of Termination to vest or to remain eligible to be earned and vest as follows (unless the terms of any applicable LTIC award agreement are more favorable to the Executive, in which case such terms shall apply): (1) each such LTIC award then subject solely to time-based vesting shall vest on the Date of Termination to the extent that the pro-rata portion (as described below) of the award exceeds the portion of the award that vested prior to the Date of Termination, and (2) the pro-rata portion (as described below) of each such LTIC award subject to performance-based vesting and for which the applicable performance period will end after the Date of Termination shall remain outstanding and shall become earned and vest at the end of the performance period based on the level of performance achieved; provided that for purposes of clause (1) above, the pro-rata portion shall be the total number of shares subject to the award multiplied by a fraction, the numerator of which is the number of whole months from the grant date of the award to the Date of Termination and the denominator of which is the number of months in the period from the grant date to the final scheduled vesting date under the award; provided, further that for purposes of clause (2) the pro-rata portion shall be the percentage of the total number of performance shares granted under the award multiplied by a fraction, the numerator of which is the number of whole months from the first day of the performance period under the award to the Date of Termination and the denominator of which is the number of months in the performance period; provided, further, that any portion of the award described in clause (1) that remains unvested after application of clause (1) and any portion of the performance shares under the award described in clause (2) which do not remain outstanding after application of clause (2) shall be forfeited; and
(v)The Employer shall pay to the Executive an amount equal to two (2) times the sum of his Base Salary and Target Bonus as in effect under Paragraphs 3 and 4, which amount shall be payable in substantially equal installments in accordance with the Employer’s regular payroll practices, for a period of twenty-four (24) months (the “Severance Period”).

(c)Effect of Change in Control. In the event that a Change in Control occurs and the Executive’s employment and this Agreement thereafter terminate within two (2) years pursuant to Paragraph 7(c) by reason of the discharge of the Executive by the Employer other than for Cause or disability or by reason of the resignation of the Executive for Good Reason, then, in lieu of the amounts payable under Paragraph 8(b):
(i)The Employer shall pay all Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive, provided that Paragraph 8(b)(iv) shall apply to all LTIC awards held by Executive as of the Date of Termination;
(ii)The Employer shall pay any Prior Year Bonus to the Executive;
(iii)Within thirty (30) days after the Date of Termination, the Employer shall pay to the Executive a STIC bonus for the year during which termination occurs, calculated as a pro-rata portion of his then current Target Annual Bonus amount based on the number of days elapsed during the year through the Date of Termination;
(iv)The Employer shall pay to the Executive an amount equal to three (3) times the sum of the following:
(A)the amount of Executive’s Base Salary in effect under Paragraph 3 determined as of the Date of Termination, or the date immediately preceding the date of the Change in Control, whichever is greater; plus
(B)the Executive’s Target Bonus in effect under Paragraph 4 for the calendar year in which Change in Control or the Date of Termination occurs, whichever is greater, which amount shall be payable in a lump sum payment within thirty (30) days after the Date of Termination (or, in the event the Change in Control is not a change in ownership or effective control under Code Section 409A, in substantially equal installments in accordance with the Employer’s regular payroll practice over a period of twenty-four (24) months).
Notwithstanding the foregoing, if a Change in Control occurs and this Agreement is terminated prior to the Change in Control pursuant to Paragraph 7(c) by reason of the discharge of the Executive by the Employer other than for Cause or disability, or by reason of the resignation of the Executive for Good Reason, then Executive shall be deemed for purposes of this Paragraph 8(c) to have so terminated pursuant to Paragraph 7(c) immediately following the date the Change in Control occurs if it is reasonably demonstrated by Executive that such earlier termination was (i) at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose, or the circumstances that precipitated the termination otherwise arose, in connection with or in anticipation of the Change in Control.
(d)Effect on Other Amounts. The payments provided for in this Paragraph 8 shall be, in addition to all other sums then payable and owing to Executive,

subject to applicable federal and state income and other withholding taxes and shall be in full settlement and satisfaction of all of Executive’s claims and demands. Upon such termination of this Agreement, other than as provided in Paragraph 26, Employer shall have no rights or obligations under this Agreement, other than its obligations under this Paragraph 8, and Executive shall have no rights and obligations under this Agreement, other than Executive’s obligations under Paragraph 12 hereof.
(e)Conditions. Any payments of benefits made or provided pursuant to this Paragraph 8 are subject to the Executive’s:
(i)reaffirmation of and compliance with Executive’s obligations under Paragraph 12 hereof;
(ii)delivery to the Employer of an executed Release and Severance Agreement, which shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and
(iii)delivery to the Employer of a resignation from all offices, directorships and fiduciary positions with the Employer, its affiliates and employee benefit plans.
Notwithstanding the due date of any post-employment payments, any amounts due under this Paragraph 8 shall not be due until after the expiration of any revocation period applicable to the Release and Severance Agreement.
9.Section 280G Matters.
(a)Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder. For purposes of all present-value determinations required to be made under this Paragraph 9, Employer and the Executive elect to use the applicable federal rate that is in effect on the Effective Date pursuant to Treasury Regulations § 1-280G, Q&A-32.
(b)If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, Employer shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Paragraph 9 shall be binding upon Employer and the Executive and shall be made as soon as reasonably practicable and in no event later than five (5) days following the Effective Date. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. All reasonable fees and expenses of the Accounting Firm shall be borne solely by Employer.
(c)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Employer to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by Employer to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”). In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Employer or the Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by Employer to or for the benefit of the Executive shall be repaid by the Executive to Employer together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Employer to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(d)Prior to the Effective Date, Employer shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, any agreement by which Executive has agreed to refrain from performing services for other entities), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(e)For purposes of this Paragraph 9:
(i)“Accounting Firm” shall mean the independent public accountants then regularly retained by the Employer for purposes of tax planning or such other nationally-recognized accounting consulting firm (other than the independent auditors of the Employer or the entity resulting from the Business Combination) in consultation with counsel acceptable to the Employer.
(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).

(iii)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether such Payment is a parachute payment and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv)“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to the Agreement or otherwise.
(v)“Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(f)The provisions of this Paragraph 9 shall survive the expiration of this Agreement.
10.Section 409A of the Code. It is intended that any amounts payable under this Agreement and the Employer’s and Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent (a) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) if the sixty (60) day period following the Date of Termination begins in one calendar year and ends in a second calendar year, and if there are non-qualified deferred compensation payments subject to Code Section 409A due to Executive conditioned upon the Executive’s execution and non-revocation of the Release and Severance Agreement and which is to be paid during a designated period that begins in a first calendar year, such payments shall be delayed and paid in the second calendar year. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Employer referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred. To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Executive becoming subject to interest and additional tax under Section 409A of the Code, the Employer and Executive agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.
11.Mediation and Arbitration. Except as provided in Paragraph 11(c) below, any unresolved controversy or claim arising from or related to this Agreement or breach hereof shall be resolved by use of mediation initially, and if that fails to resolve the matter, by arbitration.
(a)Mediation. Mediation shall be in Chicago, Illinois, before one mediator qualified in mediation of employment matters agreed upon by the parties, or if no agreement on a mediator is reached, before a mediator chosen according to the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes, specifically the Employment Mediation Rules. There shall be only one mediator. The parties will use best efforts to obtain a mediator and complete the mediation within 30 days from the date of request for mediation.
(b)Arbitration. If the mediation has not been completed within 60 days from the date of request for mediation, any party may, by notice to all other parties and the AAA, forego mediation and move directly to arbitration under the AAA National Rules for the Resolution of Employment Disputes. Such arbitration shall be before a single arbitrator mutually selected by the parties and shall be in Chicago, Illinois. By written agreement signed by the Employer and the Executive, the parties hereto may agree to forego mediation, may make any agreement regarding scheduling of the mediation or the arbitration process, discovery or hearing, which agreement shall be binding on the mediator or arbitrator, despite any AAA rule to the contrary. The determination of the arbitrator shall be final, not subject to appeal, and binding on all parties and may be enforced by appropriate judicial order of any court of competent jurisdiction.
(c)Exclusions. Notwithstanding the foregoing provisions of this Paragraph 11, (i) the parties are not required to arbitrate any issue for which injunctive relief is sought by any party hereto (including pursuant to Paragraph 13 hereof), (ii) all parties may seek injunctive relief in any federal district court located in Chicago, Illinois or any state court located in Cook County, Illinois, and (iii) claims of worker’s compensation and unemployment compensation shall not be subject to arbitration under this Agreement.
(d)Attorneys’ Fees. With respect to any dispute or controversy arising under or in connection with this Agreement, if the Executive is a prevailing party (as defined below), the Executive shall be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection with the dispute or controversy. A “prevailing party” is one who is successful on any material substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.
12.Confidentiality and Restrictive Covenants Agreement. On the Effective Date, the Executive shall enter into a Confidentiality and Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), which agreement includes covenants concerning Non-Disclosure of Confidential Information, Non-Competition, Non-Solicitation and Non-Disparagement. The Executive agrees to be subject to and bound by all terms and conditions of the Restrictive Covenant Agreement during the period of employment and, to the extent provided therein, thereafter, as if such terms and conditions were set forth in full herein. References in this Agreement to Executive’s obligations under this Paragraph 12 shall mean references to his obligations under the Restrictive Covenant Agreement.
13.Remedies.
(a)Executive acknowledges that the restrictions and agreements herein provided are fair and reasonable, that enforcement of the provisions of Paragraph 12 will not cause Executive undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Employer and its legitimate and proprietary business interests and property from irreparable harm. Executive acknowledges and agrees that (a) a breach of any of the covenants and provisions contained in Paragraph 12 above will result in irreparable harm to the business of the Employer, (b) a remedy at law in the form of monetary damages for any breach by Executive of any of the covenants and provisions contained in Paragraph 12 is inadequate, (c) in addition to any remedy at law or equity for such breach, the Employer shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Executive of the obligations hereunder and to enjoin Executive from engaging in any activity in violation hereof and (d) the covenants on Executive’s part contained in Paragraph 12, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by the Employer of said covenants. In the event of a breach or a violation by Executive of any of the covenants and provisions of this Agreement, the running of the Restriction Period (but not of Executive’s obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.
(b)The parties hereto agree that the covenants set forth in Paragraph 12 are reasonable with respect to their duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of Paragraph 12 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
14.Notices. Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if sent in .PDF form by electronic mail to the Company-provided electronic mail address, or if transmitted by telecopy or other means of facsimile; (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, or (d) within twenty-four (24) hours after deposit thereof with a reputable overnight courier (charges prepaid), addressed, in any case to the party at the following address(es) or telecopy numbers:
(a)If to Executive, at the address set forth on the records of the Employer.

(b)If to the Employer:
First Midwest Bancorp, Inc.
8750 Bryn Mawr Ave., Suite 1300
Chicago, Illinois 60631
Attn: Corporate Secretary
Fax No.: (872) 207-7411
E-mail: nick.chulos@firstmidwest.com
or to such other address(es) or facsimile number(s) as any party may designate by Written Notice in the aforesaid manner.
15.Directors and Officers Liability Coverage; Indemnification. Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company, Bank or any subsidiary for the benefit of its directors and officers. The Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Delaware, from and against all costs, charges and expenses (including reasonable attorneys’ fees), and shall provide for the advancement of expenses incurred or sustained in connection with any action, suit or proceeding to which the Executive or his legal representatives may be made a party by reason of the Executive’s being or having been a director, officer or employee of the Company, Bank or any of its affiliates or employee benefit plans. The provisions of this Paragraph 15 shall not be deemed exclusive of any other rights to which the Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise.
16.Full Settlement; No Mitigation. The Employer’s obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others, other than as described in Paragraph 29. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.
17.Payment in the Event of Death. In the event payment is due and owing by the Employer to Executive under this Agreement upon the death of Executive, payment shall be made to such beneficiary as Executive may designate in writing, or failing such designation, then the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive, shall be entitled to receive all amounts owing to Executive at the time of death under this Agreement. Such payments shall be in addition to any other death benefits of the Employer and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.
18.Entire Understanding. This Agreement constitutes the entire understanding and agreement between the parties relating to Executive’s employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters

(including the employment agreement dated June 7, 2011 between the Company and the Executive, as amended), except for the terms and provisions of any employee benefit or other compensation plans (or any agreements or awards thereunder) or other agreements referred to in this Agreement, or as otherwise expressly contemplated by this Agreement.
19.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the “Company” for purposes of this Agreement.
20.Tax Withholding. The Employer shall provide for the withholding of any taxes required to be withheld by federal, state or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Employer to or for the benefit of the Executive under this Agreement or otherwise. The Employer may, at its option: (a) withhold such taxes from any cash payments owing from the Employer to the Executive, (b) require the Executive to pay to the Employer in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.
21.No Assignment. Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.
22.Execution in Counterparts. This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
23.Jurisdiction and Governing Law. Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Illinois, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois, without regard to the choice of laws provisions of such laws.
24.Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

25.Waiver. The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.
26.Amendment; Effect of Termination. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto. The provisions of Paragraph 8 relating to post-Date of Termination obligations, and the provisions and obligations set forth in Paragraphs 9 through 29 shall survive termination of the Agreement pursuant to Paragraph 7.
27.Construction. The language used in this Agreement will be deemed to be the language chosen by Employer and Executive to express their mutual intent and no rule of strict construction shall be applied against any person. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter. The headings of the Paragraphs of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.
28.No Duplication. Notwithstanding anything herein to the contrary, to the extent that any compensation or benefits are paid to or received by the Executive from the Company, Bank or any other subsidiary of Company or the Bank, such compensation or benefits shall be deemed to satisfy the obligations of the Company, Bank and all subsidiaries, such that Executive shall not be entitled to receive any compensation or benefits which are duplicative of such amounts previously paid to or received by Executive.
29.Regulatory Requirements and Compensation Recovery (Clawback). Anything in this Agreement to the contrary notwithstanding, it is intended that, to the extent required, this Agreement and the payments made hereunder comply with the requirements of any legislative or regulatory limitations or requirements which are or may become applicable to the Employer and the payments made hereunder, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations issued thereunder (collectively, the “Regulatory Requirements”), which limitations or requirements may include, but not limited to, provisions limiting, delaying or deferring payment of certain bonus, incentive or retention compensation or “golden parachute payments” to certain officers or highly compensated employees, requiring that the Employer may recover (claw-back) bonus and incentive compensation in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of the Employer, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Employer and the Executive. The application of this Paragraph 29 is intended to, and shall be interpreted, administered and construed to, cause the Agreement to comply with the Regulatory Requirements and, to the maximum extent consistent with this Paragraph 29 and the Regulatory Requirements, to permit the operation of this Agreement in accordance with the terms and conditions hereof before giving effect to the provisions of this Paragraph 29 or the Regulatory Requirements.

[Signature page follows this page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FIRST MIDWEST BANCORP, INC.

		By:	/s/ MICHAEL L. SCUDDER
Michael L. Scudder
Chairman and Chief Executive Officer

ATTEST:

By:	/s/ NICHOLAS J. CHULOS
Nicholas J. Chulos
Executive Vice President, General Counsel and Corporate Secretary

EXECUTIVE
		By:	/s/ MARK G. SANDER
Mark G. Sander

Exhibit A to Employment Agreement
RELEASE AND SEVERANCE AGREEMENT
THIS RELEASE AND SEVERANCE AGREEMENT is made and entered into this day of, by and between First Midwest Bancorp, Inc., its subsidiaries and affiliates (collectively “FMBI”) and Mark G. Sander (hereinafter “EXECUTIVE”).
EXECUTIVE’S employment with FMBI terminated on [], and EXECUTIVE has voluntarily agreed to the terms of this RELEASE AND SEVERANCE AGREEMENT in exchange for severance benefits under the Employment Agreement (“Employment Agreement”) to which EXECUTIVE otherwise would not be entitled.
NOW THEREFORE, in consideration for severance benefits provided under the Employment Agreement, EXECUTIVE on behalf of himself and his spouse, heirs, executors, administrators, children, and assigns does hereby fully release and discharge FMBI, its officers, directors, employees, agents, subsidiaries and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorney’s fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of these presents, relating to his employment or termination of employment from FMBI, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.
EXECUTIVE acknowledges and reaffirms that EXECUTIVE’S obligations under Paragraph 12 of the Employment Agreement, including covenants concerning Non-Disclosure of Confidential Information, Non-Competition, Non-Solicitation, and Non-Disparagement, shall continue to apply to EXECUTIVE.
This Release and Settlement Agreement supersedes any and all other agreements between EXECUTIVE and FMBI except agreements relating to proprietary or confidential information belonging to FMBI, and any other agreements, promises or representations relating to severance pay or other terms and conditions of employment are null and void.
This release does not affect EXECUTIVE’S right to any benefits to which EXECUTIVE may be entitled under any employee benefit plan, program or arrangement sponsored or provided by FMBI, including but not limited to the Employment Agreement and the plans, programs and arrangements referred to therein.
EXECUTIVE and FMBI acknowledge that it is their mutual intent that the Age Discrimination in Employment Act waiver contained herein fully comply with the Older Workers Benefit Protection Act. Accordingly, EXECUTIVE acknowledges and agrees that:
(a)    The Severance benefits exceed the nature and scope of that to which he would otherwise have been legally entitled to receive.

Appendix A - Page 1

(b)    Execution of this Agreement and the Age Discrimination in Employment Act waiver herein is his knowing and voluntary act;
(c)    He has been advised by FMBI to consult with his personal attorney regarding the terms of this Agreement, including the aforementioned waiver;
(d)    He has had at least twenty-one (21) calendar days within which to consider this Agreement;
(e)    He has the right to revoke this Agreement in full within seven (7) calendar days of execution and that none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired;
(f)    He has read and fully understands the terms of this agreement; and
(g)    Nothing contained in this Agreement purports to release any of EXECUTIVE’s rights or claims under the Age Discrimination in Employment Act that may arise after the date of execution.

[Signature page follows this page]

Appendix A - Page 2

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

FIRST MIDWEST BANCORP, INC., for itself and its Subsidiaries By: Its:
EXECUTIVE

Appendix A - Page 3